Exhibit 10.34

Department of Defense

U.S. Army Medical Research and Development Command

Congressionally Directed Medical Research Programs

Fiscal Year 2022 Peer Reviewed Medical Research Program

Clinical Trial Award - with Planning Phase

Peer Review Summary Statement

CDMRP Log Number: PR221824	Project Duration: 48 months
Grants.gov ID Number: GRANT13697072	Budget Requested: $10,118,267
Review Panel: Clinical Trial - Neurological Disorders - 1	Direct Costs: $7,621,478
Discussion Period: 10/03/2022-10/04/2022	Indirect Costs: $2,496,789

Topic Area: Friedreich’s Ataxia

Title: A Randomized Phase 2 Placebo-Controlled Trial of Resveratrol as JOTROL as a Treatment for Friedreich’s Ataxia

Principal Investigator: Marshall Hayward

Performing Organization: Jupiter Neurosciences, Inc

Contracting Organization: Jupiter Neurosciences, Inc

OVERVIEW

The Principal Investigator (PI) of this application proposes to assess the safety and tolerability of a new micellar oral formulation of resveratrol (JOTROL) that demonstrates high bioavailability of resveratrol and its metabolites without any noted adverse effects (AEs) in a Friedreich ataxia (FRDA) patient population. The study hypothesis is that higher plasma concentrations achieved with JOTROL will result in greater improvement/less decline in Friedreich Ataxia Rating Scale (FARS) score at 24 weeks than in those receiving placebo and with fewer dose-limiting GI side effects than observed in earlier trials of resveratrol. The specific aims are (1) to establish the safety and tolerability of resveratrol as JOTROL over a 24-week period, (2) to determine the PK/PD in FRDA patients in comparison to the healthy subjects from the earlier phase 1 trial, and (3) to compare the change in FARS score, as well as several other neurologic, cardiac, and patient reported outcome measures, markers for oxidative stress, and frataxin levels from baseline to 24 weeks following treatment with JOTROL versus placebo. A phase 2 randomized, double-blind, placebo-controlled, 2-leg, 52-week crossover cohort trial of JOTROL (500 mg BID) compared to placebo in FRDA patients (24-week treatment period/4-week washout) will be performed. The projected results are that the higher plasma concentrations achieved with 500 mg BID JOTROL for 24 weeks will result in improved FARS score at 24 weeks than those receiving placebo and with fewer or no dose-limiting gastrointestinal side effects, with the goal of enabling a larger phase 3 efficacy trial. A planning phase is requested to secure an IND for FRDA, to identify additional clinical sites, and to validate the quality of gelatin from a new supplier for the JOTROL gelcaps.

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PR221824
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	Average Score	Standard Deviation
Overall Evaluation	1.6	0.2
Rating Scale: 1.0 (highest merit) to 5.0 (lowest merit)	(Excellent)

Criteria Rating Scale: 10 (highest merit) to 1(lowest merit)	Average Score
Planning Phase	8.6
Clinical Impact	9.7
Research Strategy and Feasibility	8.4
Intervention	8.8
Regulatory Strategy and Transition Plan	8.3
Recruitment, Accrual, and Feasibility	8.6
Statistical Plan and Data Analysis	9.0
Ethical Considerations	9.0
Personnel and Communication	8.4
Budget	7.4

SCORED CRITERIA

Planning Phase

Average Score: 8.6

Scientist Reviewer A

Strengths: The plan for obtaining an IND is well described and feasible within the time period allotted. A regulatory sponsor is identified and has provided a letter of commitment. All study procedures, organizational chart, study personnel description, study management plan, regulatory oversight, and product development plan are all well described.

Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: The planning phase is planned well, and the IND application for JOTROL is on the right course. JOTROL already has an open IND for mucopolysaccharidosis type I (MPSI). The phase 1 PK study of JOTROL in healthy adult volunteers has been done. A pre-IND meeting has been held with FDA. Jupiter Neurosciences Inc (JUNS) is the sponsor which provided a commitment letter. Study procedures, clinical monitoring plan, study population, inclusion/exclusion criteria, recruitment, ICF, screening, data collection instruments, organizational chart, study personnel, and study/data management plans are included. Regulatory strategy is explicitly described and supports the planned product indication. IRB and HRPO applications are planned with anticipated approvals.

Weaknesses: IND for JOTROL in FRDA has not been filed, although IND filing is well planned. This introduces risk into the planning phase. It is unclear what will happen if the IND for FRDA is not obtained in the 1-year planning phase. No conceptual or logistic plans for developing the clinical trial network are described. There are no planning meetings proposed for site investigators and coordinators.

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Scientist Reviewer C

Strengths: The applicants seem to have already completed pre-IND meetings with the FDA and seem to have a detailed plan in progress for obtaining IND status.

Weaknesses: No weaknesses were noted.

Clinical Impact

Average Score: 9.7

Scientist Reviewer A

Strengths: JOTROL would be the first disease modifying treatment for FRDA. Short term benefits include potential improvement in symptoms associated with FRDA. Long term benefits include potentially slowing cardiomyopathy progression. JOTROL may have benefits in other more common neurodegenerative disorders by modulating neurodegeneration and oxidative metabolism, as well as improving speech and hearing. The application is consistent with the FY22 PRMRP topic area of neurology, specifically Friedreich ataxia.

Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: Since there is no single FDA approved drug for FRDA, the impact on patients, families, caregivers, support organizations, and medical professionals would be enormous. Scientifically, the successful trial will impact as a strong proof of principle for the mitochondrial burden being a key pathogenic mechanism leading to the disease. Trials of promising drugs give a hope to the affected. The anticipated long-term improvement has a potential paradigm shift in patients’ lives.

Weaknesses: FRDA affects many children who have a long future that can be robbed by the disease. While the proposed population is appropriate considering the average onset of the disease and disability, and the age of death, the exclusion of children should be justified. Excluding children precludes impact for an important FRDA population.

Scientist Reviewer C

Strengths: This improved drug has significant potential for the treatment of FRDA. Modest but significant effects have been previously obtained with low bioavailability formulations of the same active component in FRDA patients, so given the markedly improved resveratrol bioavailability of the JOTROL formulation, it is anticipated that this will be even more significant at slowing down progression of the disease, while minimizing the occurrence of adverse events such a GI-related complications. As additional validation, the pathway targeted by this drug is somewhat targeted by another drug (omaveloxolone) currently being investigated for FRDA, and a recent phase 2 trial (Lynch et al 2020) has shown significantly improved neurological function while being generally safe and well tolerated. It is unclear at this point if this drug will be effective and, even if it is, how strong that effect will be. That being said, given the debilitating and progressive nature of FRDA, the development of a drug even with modest ability to slow down symptom progression and prolong a patient’s life will have tremendous clinical impact for FRDA patients.

Weaknesses: No weaknesses were noted.

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Consumer Reviewer

Strengths: The study to investigate the new formulation of resveratrol identified as JOTROL proposed in this application is a clinical trial to investigate a therapeutic treatment for patients living with Friedreich ataxia as part of the neuroscience topic area. Today there is no approved treatment or cure for Friedreich ataxia (FA). The motto of the patient community toward research is to “Slow, Stop, and Reverse” the effects of this disease. This trial is designed to understand the benefits of reducing oxidative stress on the cells in the nervous system and if they can have a positive influence on frataxin production which is reduced in patients with FA. If successful, this treatment has the potential to slow the effects of FA and perhaps reverse some of the effects of the disease if a patient is able to regain some functions previously lost.

Without therapeutic treatments for FA, disease progression is well understood due to previous natural history studies. Over time, patients lose the ability to walk and lose abilities that help with basic functions that support everyday living such as self-care, dressing, feeding, and the ability to speak clearly, and they become more dependent on caregivers for support. Patients often suffer from severe fatigue which makes it even more difficult to perform tasks that support daily living and eventually develop cardiomyopathy often resulting in death at an early age. Patients with early onset FA (high number of GAA repeats) will lose these abilities sooner and at a much faster rate and often succumb to the disease at an age as early as their teens or 20s. A treatment that can slow the progression of FA has the opportunity to delay the age at which they must transition from being ambulatory to using an assistive device, reduce the levels of fatigue, and provide prolonged independence is viewed as a meaningful change for the patient community.

While previous studies have shown that high doses of resveratrol can cause gastrointestinal side effects, this particular formulation is designed to reduce or eliminate those adverse effects. Previous safety and tolerability studies suggest gastrointestinal issues should not be a concern, and this study is designed to continue to evaluate and monitor the tolerability over a longer time period. If successful, this would be an outstanding achievement for the patient community to provide the first therapeutic treatment to slow the effects of FA.

Weaknesses: With no approved treatments for Friedreich ataxia today, it is difficult to evaluate the potential long term effects of any potential therapy. Friedreich ataxia is a disease where its progress is obvious year after year, but not as obvious from one day to the next. Once the initial phase 2A study is complete, open label extensions could help to provide additional data and feedback on therapeutic benefit over a longer time period for the patient.

Discussion Notes

Reviewers agreed that an effective treatment of FRDA, whether it is addressing the underlying cause or symptoms, can have a huge clinical impact and that the proposed treatment, JOTROL, has potential to be a tolerable, effective treatment for some FRDA symptoms. While the evaluation of potential impact was overwhelmingly positive, one reviewer noted that despite numerous efforts in many indications currently no form of resveratrol is approved by FDA for any indication. This raised a concern about the approvability and utility of JOTROL for FRDA.

Research Strategy and Feasibility

Average Score: 8.4

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Scientist Reviewer A

The primary objective of Aim 1 of the phase 2A study will be to characterize the safety and tolerability of JOTROL following oral administration of 500 mg BID, in FRDA patients. Dosing will be conducted under fasting or near fasted conditions. Aim 2 will evaluate PK/PD to help finalize dosing for a future phase 3 study. Aim 3 will evaluate efficacy of treatment at baseline, 24 weeks (for Period 1), 28 weeks (baseline for Period 2), and 52 weeks. The primary outcome will be change in FARS score from baseline to end of treatment during both periods. Secondary outcomes include change on the Friedreich Ataxia Functional Composite (FAFC), Friedreich Ataxia Impact Scale (FAIS), audiological assessment, and speech assessment. An echocardiogram and several blood biomarkers will also be obtained. Clinical adverse events will be assessed at each visit. Other assessments including an EKG, blood tests of liver and kidney function, and CBC will be performed before and after treatment. The Modified Friedreich’s Ataxia Rating Scale (mFARS) will be administered to evaluate for efficacy.

Strengths: Scientific rationale for the study is well described and based on ample preliminary evidence from other trials. Study design is appropriate to directly answer study questions, specific aims, and hypothesis. Inclusion/exclusion criteria are appropriate for the study and are well described. A thorough plan to collect lab specimens is described. All data collection instruments appear to be appropriate for the study. A crossover design was chosen to enable comparison of outcomes within a single individual, which will increase the power of the study compared with a parallel group study as it reduces between group variability. This design will also likely increase recruitment and retainment. The plan for PK/PD analysis is very detailed and well described. The phase 2A study will determine the necessary safety and tolerability data and outcome parameters to power a phase 2B trial.

Weaknesses: It is not clear if there is any evidence of ongoing benefit after washout that would make the second group not a true placebo arm. Plasma half-life is about 9 hours. Almost complete elimination of RSV and metabolites is observed by 72 hours after a single dose. However, there is no description of elimination after cumulative doses.

Scientist Reviewer B

Strengths: Basic science data of resveratrol’s potential therapeutic effects in the literature are impressive. Previous clinical studies support safety for use of resveratrol in humans and suggest efficacy in patients with FRDA in an open trial. The hypothesis and specific aims are straightforward. Inclusion and exclusion criteria are clearly set.

Weaknesses: The lack of clinical trial sites and criteria for such sites introduces strong doubts about feasibility of the proposed phase 2 trial. The previous clinical trial supposedly showing resveratrol’s therapeutic efficacy was not a blinded study. While 2 different dosages may be considered controls, the dose was presumably not blinded. Thus, the clinical scientific premise is weakened. Early intervention generally provides a better outcome than later intervention, and it is not clear why the protocol is not treating children. A lack of scientific support in preclinical studies of animal model of FRDA is a significant weakness. It is unknown if 4 weeks of washout is sufficiently long to reverse the clinical therapeutic effects of JOTROL. If the washout period is not long enough, it would affect the statistical analysis. There is no mention of the lasting therapeutic effects after stopping medication.

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Scientist Reviewer C

Strengths: The proposed study is well informed by prior preclinical and clinical studies using low bioavailability formulations of resveratrol, which is the active component of JOTROL. These prior clinical studies were the foundation for power calculations that informed the sample size selected. Also, prior PK studies of JOTROL have informed the applicant to pursue appropriate testing with a single dose. Data and sample collection will be performed by experienced CROs, and the clinical teams will be led by an extremely experienced neurologist. The primary end points are correctly specified as assessing safety and tolerability of JOTROL and determining potential neurological benefits. Multiple appropriate secondary outcomes are also proposed, including cardiac and neurologic assessments, as well as quantification of various blood biomarkers. Inclusion/exclusion criteria seem appropriate.

Weaknesses: No weaknesses were noted.

Discussion Notes

A reviewer was concerned that the mechanism of action of resveratrol/JOTROL is unknown. Broad effects of resveratrol on many physiological processes have been described, and it is not clear that JOTROL addresses specific FRDA symptoms. Lack of defined mechanism and lack of preliminary data in FRDA animal models reduced this reviewer’s enthusiasm for studying JOTROL as a treatment for FRDA.

Intervention

Average Score: 8.8

Scientist Reviewer A

Resveratrol (RSV) is a naturally occurring compound found in certain foods. It has systemic anti- inflammatory properties; improves neuronal survival and function; acts as a free radical scavenger, histone deacetylase inhibitor via SIRT1 activation; and stimulates mitochondrial biogenesis. It has been shown to increase FXN expression both in vitro and in vivo. In preclinical models, RSV reverses cognitive impairment, decreases neuronal cell death, and reduces neuroinflammation biomarkers. Open- label, proof of principle study of RSV showed evidence of clinical benefit in individuals with FRDA treated with 5 g daily over 12 weeks. RSV has been made into a patented compound, JOTROL, with improved bioavailability, which allows for administration of a lower dose and fewer side effects. This work has been demonstrated in a human PK study. Several phase 1 and 2 trials of RSV and SRT-501 (micronized form of resveratrol with somewhat improved bioavailability) have been conducted and have shown resveratrol to be safe. However, its low bioavailability requires high doses, which then leads to adverse GI side effects. JOTROL is a new micellar oral formulation of resveratrol, which increases blood plasma levels by at least eightfold compared with nonformulated RSV, which was demonstrated in a phase 1 clinical trial. No significant adverse events were found in this trial. JOTROL bioavailability is affected by food, so it will be taken under fasting conditions. JOTROL will be administered in 100 mg gelcaps for a total of 500 mg twice daily.

Strengths: The study is well supported, and JOTROL will be available throughout the study. JOTROL directly addresses the clinical need in FRDA. Resveratrol appears to be superior to other interventions currently being studied (idebenone, deferiprone). There is ample preclinical and clinical support to support the safety and stability of JOTROL.

Weaknesses: No weaknesses were identified.

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Scientist Reviewer B

Strengths: JOTROL is manufactured within the study team and available throughout the proposed trial. The dosage and duration are appropriately set based on the preliminary human data and will test whether it is efficacious in patients with FRDA. Current treatments of FRDA are supportive/palliative, and there are no FDA-approved drugs for this disabling and fatal disease. The applicant has shown that JOTROL oral administration is safe and well tolerated. Research procedures are clearly delineated from routine clinical treatments. Consistency of dosing is assured.

Weaknesses: The crossover trial design may complicate the analysis if JOTROL has prolonged efficacy on clinical outcomes (4-week washout may not be long enough). GI adverse events may still occur, and it is not entirely clear how GI adverse events will be handled.

Scientist Reviewer C

Strengths: This intervention, if successful, clearly targets an unmet clinical need. Currently, there are no disease modifying drugs for FRDA, and based on preclinical and recent clinical trials, this drug has the potential to do exactly that. This drug formulation is innovative and clearly resulted in significantly improved resveratrol bioavailability, when compared with existing resveratrol formulations. A distinct drug developer (Reata Pharmaceuticals) has recently completed a phase 2 clinical trial with a different drug (omaveloxolone) but which also activates Nrf2. A significant improvement was observed in neurologic function, supporting the therapeutic potential of this pathway.

Substantial evidence from a recent phase 1 clinical trial (included in application) supports the safety and stability of the intervention.

Weaknesses: The team is currently experiencing delays in drug manufacturing since the contracted vendor has changed the gelatin used in the capsules, so the applicants will need to perform further testing on the new capsules before initiating the study.

Regulatory Strategy and Transition Plan

Average Score: 8.3

Scientist Reviewer A

Strengths: Jupiter Neurosciences Inc created and developed JOTROL applicable for treatment of a pipeline of orphan drug candidates, including FRDA and Alzheimer’s disease. Phase 1 study results showed that JOTROL did not exhibit the GI side effects associated with RSV. Previously published clinical trials have demonstrated clinical benefit of RSV. The plan will be to ask the FDA for an accelerated approval process. If not, then the team will conduct a phase 3 trial financed through an equity raise. At the conclusion of the trial, JUNS plans to submit an NDA application.

The path to commercialization is realistic and feasible.

Technical Resources International will serve as the regulatory agency with the FDA and will provide expert regulatory support to Jupiter. Jupiter conducted a pre-IND meeting with the FDA in the FRDA indication, concomitantly with the pre-IND meeting in MPS I. An IND is open in the MPS I indication, which will be cross referenced for the study. Jupiter developed and submitted an orphan drug designation request for the use of resveratrol in FRDA, and Jupiter secured an orphan drug designation (ODD) for resveratrol in the FRDA indication. Compliance, liability, and quality assurance procedures are well described. The data safety and monitoring plan is well described. Jupiter plans to share study results as broadly as possible while maintaining all patient protection/confidentiality/privacy considerations.

Weaknesses: No weaknesses were identified.

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Scientist Reviewer B

Strengths: The regulatory strategy and development plan for the product indication is straightforward, given the drug is efficacious in treatment of FRDA. Acquisition plans for IND are in place. TRI and JUNS coordinate to address GMP, GLP, and GCP compliance issues. JUNS has a team for commercialization of JOTROL. JOTROL has been extensively characterized for the PK, PD, toxicity profile. Commercialization of JOTROL would not have major pharmacological hurdles once the therapeutic efficacy could prevail. Proposed collaborations and other resources are achievable and evidenced in support letters. The schedule and milestones for the next level of development toward approval by the FDA are described. The risk analysis is realistic. Intellectual property is addressed with granted US Patent 10,780,056.

Weaknesses: This application includes no specific funding sources or industry partnership to support further development or commercialization of JOTROL. The schedule and milestones for bringing the intervention to the FDA’s new drug approval are described but not strongly supported by existing contracts, partnership, or financial arrangements.

Scientist Reviewer C

Strengths: The applicants appear to be familiar with FDA and other regulatory requirements. The transition plan has a good level of detail regarding future milestones, market analysis, and risk analysis.

Weaknesses: The application states, “Rare disease indications are feasible for JUNS to commercialize by itself,” but it is not clear what specific funds and resources are available or anticipated toward commercialization for the FRDA indication.

Technology Transfer Specialist Reviewer

Strengths: The regulatory and transition plans have many strengths, are quite thorough, and are bolstered by more details in the rest of the proposal. Federal regulatory status is described, and acquiring an investigational new drug (IND) is thoroughly discussed. Based on a new similar open IND they obtained for a different indication, there should be little problem with the currently proposed path based on preliminary discussions (which included the other IND) with the Food and Drug Administration (FDA). An orphan drug designation was obtained for the parent compound. Institutional support, including regulatory, by Juniper is strong, and its collaborators, consultants, contract research organizations, etc, also have a lot of experience in manufacturing, clinical trials, and regulatory compliance. A letter of support is attached. The plans are achievable as described, and the same is true for progressing to phase 3 and further into the transition phase if things go well. The current funding strategy is described, and next level funding through the company and potential agencies or partners is mentioned. Results of the study and other information will be appropriately distributed. Schedules and milestones are detailed in the proposal. A risk analysis details potential cost issues, manufacturing issues, and sustainability. Intellectual property ownership is discussed and is also detailed in other parts of the application. Jupiter has exclusive rights to the product and methods of use and to issued global patents encompassing those rights.

Weaknesses: There are several minor weaknesses, but they are not a major concern. Although phase 3 is mentioned several places in the proposal and in the plans for the transition phase, there is no discussion of filing a new drug application (NDA), and the only time that NDA is listed is in the short Milestone section of the Transition Plan as occurring in 2026; however, it is not shown in the detailed schedule or statement of work in the proposal. Future funding possibilities are described, but not much detail is provided for all available sources and the plan says if an FDA accelerated approval is not granted, they “will most likely finance this through an equity raise unless non-dilutive funding is imminently available.” The transition milestone plan concentrates on the proposal not the transition after the proposed phase 2 trial, but some discussion is provided elsewhere about a phase 3 and other work after phase 2. The risk analysis does not discuss any scheduling risks for the proposal work or for transition after phase 2; however, scheduling is detailed in several places.

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Recruitment, Accrual, and Feasibility

Average Score: 8.6

Scientist Reviewer A

Patients (100) ages 18 years and older with FRDA will be recruited over a period of 10 months. The patients will participate in 24 weeks of each treatment (placebo and active intervention) along with a 4- week washout period totaling 52 weeks. Patients will be recruited through partnership with the Friedrich’s Ataxia Research Alliance who have provided a letter of support, along with the FRDA database and individuals known to the site investigators. The trial will be conducted at 5 to 8 sites in the USA. Inclusion criteria include (1) 18 years of age or older, (2) genetically confirmed diagnosis of FRDA with homozygosity for GAA triplet expansion in intron 1 of the FXN gene, (3) mild disease (FARS score of 100 or less), (4) adequate organ function, and (5) written informed consent provided. Exclusion criteria include (1) nonelective hospitalization within the past 60 days that could be of concern in the investigator’s judgment; (2) women who are pregnant or lactating or men and women of childbearing potential who are unwilling to use contraception during the study; (3) FRDA due to compound heterozygosity for an expanded GAA repeat and a point mutation/deletion in the FXN gene; (4) current or recent (in last 12 months) arrhythmias, cardiac insufficiency, reduced LV ejection fraction (< 50%) in the last 6 months; (5) medical illness that in the judgment of the investigator would jeopardize the safe completion of the study; (6) evidence of end organ dysfunction through failure to meet one or more parameters in inclusion criteria; (7) prior invasive cancer (excluding localized basal cell or squamous cell skin cancer): (8) gastrointestinal disorders that would limit absorption of the investigational product; (9) the use of an investigational product or intervention other than a noninterventional registry study (including vaccine studies) within 30 days or 10 half-lives prior to screening or expected during the study; (10) the current use or use within 30 days prior to study of cytochrome P450 inducers/inhibitors, vitamin E, idebenone, or OTC RSV; (11) participation in another investigational drug or device study within 90 days prior to study enrollment; and (12) known hypersensitivity to RSV.

Strengths: Having patients as their own controls will likely increase recruitment as everyone gets access to the intervention. Both male and female subjects will be enrolled. The team aims to recruit a minimum of 20% of historically underrepresented groups. Efforts to recruit and retain minority groups are well planned. Patients will not know which group they have been assigned to, as well as investigators and study staff. The team will provide maximal reimbursement possible per visit for participation and provide transportation to and from study sites to help reduce the burden of participation in the study. The application addresses potential delays in recruitment.

Weaknesses: Other sites have not been chosen yet, which may affect completion of the study.

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Scientist Reviewer B

Strengths: The human subject participation in the proposed phase 2 trial is strengthened by the support from the FARA and use of FACOMS and FAGPR. Plans for the recruitment, informed consent, screening, and retention processes for human subjects are prepared. The burden to study patients is acceptable. The proposed distribution of the sex/gender, race, and ethnicity of the enrollment patient population is reasonable.

Weaknesses: Sites where study patients will be enrolled have not been determined. Consequently, the qualifications for these sites are unknown. The quality of sites and site PI are critical elements for successful phase 2 trials. The application does not consider delays in recruitment is a realistic possibility. However, many studies suffered from unpredicted occurrence, such as the COVID-19 pandemic. There should be descriptions of basic principles for strategies to cope with such unforeseeable problems. Patients under 18 years of age are not included in the study. This will exclude pediatric patients who may have even greater needs for therapeutic interventions. At least this age range should be justified.

Scientist Reviewer C

Strengths: The applicants have established a relationship with FARA which is the primary patient organization for FRDA in the US. A letter of support confirming that FARA will assist the applicants with enrollment is attached. A recent study aimed at testing a drug with similar mechanism in FRDA was recently completed (Lynch et al 2020). The study had a similar study design (similar duration, ~1yr) and they were able to recruit a total of 103 FRDA patients, which is comparable to the hereby proposed 100 FRDA patients. The proposed clinical trial should have minimal impact on the daily lives of the individual human subjects participating in the study. They will only have a total of 10 visits, and the drug should be taken once daily with fasting (5 x 100 mg capsules).

Weaknesses: The study mentioned above (Lynch et al 2020) was run at 11 clinical sites across the US, Europe, and Australia, so it is unclear if their proposed design with only 5 to 8 sites in the US will allow for the proposed enrollment goal. Additionally, the applicants state that they “will recruit a minimum of 20% of historically underrepresented groups to the study.” The similar study mentioned above (Lynch et al 2020) included only 3 non-white participants in a total of 103 FRDA patients enrolled (< 3%). It is unclear how the applicants will achieve the proposed target.

Statistical Plan and Data Analysis

Average Score: 9.0

Scientist Reviewer A

Strengths: Sample size is based on feasibility. A power analysis demonstrated that a sample size of 100 would allow an effect size of 1.84 points on the FARS to be detected with 80% power.

Safety analysis will be based on the full intent-to-treat population. All analyses described are suitable for the planned study.

Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: Overall, proposed statistical analyses are sound, including the sample size and power. Parametric and nonparametric data analysis plans are straightforward.

Weaknesses: Subpopulation analysis is not explicitly proposed, and such plans (such as gender, race, or ethnicity-based response) are deferred to future studies.

Scientist Reviewer C

Strengths: The applicants have contracted CROs for bioanalytical matters. They are also collaborating with academics with advanced expertise in statistical analysis. The applicants have used data from prior natural history studies to perform informed power calculations in order to decide on necessary sample size.

Weaknesses: No weaknesses were noted.

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Biostatistician Reviewer

Strengths: The statistical considerations of the proposal are excellent. Specifically, they include a detailed and adequate description of statistical plans, such as pages 29 to 31; appropriate statistical methods, such as mixed effect model for longitudinal data; and sufficient considerations of statistical power and solid validation of sample size, especially at page 25.

Weaknesses: No major weaknesses were noted, although the proposed paired t test should have involved regression to address the confounding demographic factors.

Ethical Considerations

Average Score: 9.0

Scientist Reviewer A

Strengths: The study will be conducted in accordance with GCP. Informed consent procedures are well described, and participants are allowed to withdraw from the study at any time. The participant population stands to directly benefit from knowledge gained from the study. Procedures are consistent with sound research design and pose minimal risk to the participants. Privacy and confidentiality are appropriately considered.

Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: Patients with FRDA and the FRDA community will benefit from the knowledge gained by this study. Resveratrol has been on their map as a promising drug. Risk to human subjects and safety monitoring/reporting is acceptable. Lab tests for adverse events (AE and SAE), clinical outcome assessment measures, and mitochondrial biomarkers have been effectively used in past FRDA studies.

The consenting procedure is adequate.

Weaknesses: Whether international sites will be considered is not described. Privacy and confidentiality issues are addressed very superficially. The terms HIPAA or GINA appear not even once in the application. Local recruitment capability is a major factor in securing the sufficient number of qualified study subject population.

Scientist Reviewer C

Strengths: The population selected to participate in the trial stands to directly benefit from the knowledge gained. Given the study design proposed, which involves a crossover step halfway through the study, all patients participating in the trial will receive the drug at some point, during either the first or the last half of the study. This ensures that no patients would receive just placebo throughout the entire trial. All sites appear to be planned at centers in the US. The study is informed by a prior phase 1 trial where various doses were determined to be safe. The dose proposed (500 mg) is actually lower than the highest dose tested in the phase 1 study (700 mg), therefore minimizing the risk to patients.

Weaknesses: No weaknesses were noted.

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Personnel and Communication

Average Score: 8.4

Scientist Reviewer A

The PI, Marshall Hayward, obtained a PhD in biochemistry and molecular biology from the University of Illinois, Urbana, Illinois in 1982. Currently Dr Hayward is the chief scientific officer of Jupiter Neurosciences LLC.

The Coinvestigator George Wilmot obtained an MD/PhD in medicine/neuroscience from the University of Michigan in 1993. Currently Dr Wilmot is an associate professor, Department of Neurology, Emory University School of Medicine and director, Emory Ataxia Clinic, Emory University School of Medicine.

The Coinvestigator Christopher Kemper obtained a PhD in pharmacology from the University of Louisville Medical Center, Louisville, Kentucky, in 1983. Currently, Dr Kemper is CEO and principal at Pharma Navigators, LLC, Lawrenceville, New Jersey.

The Coinvestigator Shaun Brothers obtained a PhD in physiology and pharmacology from Oregon Health & Science University, Portland, Oregon in 2003. Currently, Dr Brothers is an associate professor (tenured), psychiatry and behavioral sciences, University of Miami and director, Sylvester Cancer Center Molecular Therapeutics Shared Resource, University of Miami.

Strengths: The PI has an extensive background in drug discovery, delivery, and clinical development. The PI recently completed the phase 1 trial for JOTROL. Dr Wilmot is an expert FRDA clinical specialist and will be responsible for clinical study conduct of the trial. Chris Kemper, PhD, is leading the population PK aspects of the study. Shaun Brothers, PhD, is an expert in translation medication development and a key advisor to the study team.

Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: Composition and qualification of the study headquarters team are appropriate. Dr Wilmot is a well-respected, well-informed expert of Friedreich ataxia, and Dr Hayward has been working on formulation and pharmacokinetics of JOTROL.

Weaknesses: Selection, communication, and execution processes with study sites are not described. No structures or mechanisms for communications and data transfer between clinical study sites (ie, site PIs and site clinical research coordinators) and Dr Hayward and his team are described. No standardization and training of PIs, subinvestigators, and clinical research coordinators at clinical trial sites are adequately described.

Scientist Reviewer C

Strengths: The applicant has assembled a team of collaborators with diverse and complementary expertise, including FRDA clinical specialist and clinical study design, drug delivery and clinical development, statistics, drug metabolism, and pharmacokinetics. The applicant also contracted multiple CROs with expertise in running clinical trials.

Weaknesses: No weaknesses were noted.

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PR221824
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Discussion Notes

Reviewers did not agree in their evaluation of the study personnel. Some reviewers thought the leadership team is strong and appropriate. The team gave these reviewers confidence that the study could be successfully conducted. Others felt that uncertainty about the Coinvestigators at the future clinical sites and the lack of a robust communication plan do not bode well for success of the study.

Budget

Average Score: 7.4

Scientist Reviewer A

Strengths: The budget appears to be appropriate for the study. Weaknesses: No weaknesses were identified.

Scientist Reviewer B

Strengths: Overall costs are reasonable and adequate for a phase 2 trial. The budget for the planning phase is appropriate and < $500,000.

Weaknesses: No detailed budget or budget justification for the subawards (clinical study sites) is included.

Scientist Reviewer C

Strengths: The budget requested for the planning phase and for the clinical trial seems appropriate.

Weaknesses: As clinical sites are not yet identified the budget for the clinical trial is provided in a generic fashion and may or may not reflect actual cost.

UNSCORED CRITERIA

Environment

Scientist Reviewer A

The environment appears appropriate to conduct the study. Jupiter Neurosciences (JUNS) is the sponsor and has provided a letter of commitment. The CRO is Peachtree Solutions who will hold the central IRB. Technical Resources Intl is the regulatory coordinator side. Catalent is the trial materials site. Syneos Health will perform all pharmacokinetic analyses.

Scientist Reviewer B

The scientific environment is good and appropriate. Ongoing collaborations are excellent, including accessibility of resources in participating centers. Institutional commitments for the scientific environment are strong. No clinical sites are selected, and the patient-centric clinical research environment has not been developed or planned.

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PR221824
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Scientist Reviewer C

The drug manufacturing and the majority of the organizational and analytical work will be carried out by different CROs, who seem to have already been involved in preliminary studies of this drug. Letters of support confirming commitment were provided by all collaborators. The only aspect of concern is that the clinical sites have yet to be identified, and so far only the clinical lead has been identified (Dr Wilmot).

However, the applicant proposes to complete the identification of 5 to 8 additional clinical sites during the planning phase.

Application Presentation

Scientist Reviewer A

Overall presentation was decently organized. However, there were a few incomplete edits and unfinished sentences.

Scientist Reviewer B

Writing, clarity, and presentation of data are good.

Scientist Reviewer C

The proposal is mostly written in a clear and accessible manner. There is appropriate use of citations and references. There are some, but few, typos and other errors, likely due to copy-paste errors from previous studies, eg, “total RSV dose: 1000 mg per day” and “if the negative effects are not serious and only occur in the high-dose group, an option may be to switch the subject(s) to the low-dose group,” which are statements inconsistent with the proposed single dose of 500 mg. Another negative aspect is that many sections were repeated multiple times throughout the proposal, including very similar statements and the same tables and same figures repeated 2x, which made the review tiring and time consuming.

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